Exhibit 10.1
April 21, 2009
Mr. Ernie Herrman
The TJX Companies, Inc.
770 Cochituate Road
Framingham, MA 01701
Re:	Amendment to Employment Agreement
Dear Mr. Herrman:
     Reference is made to the employment agreement between you and The TJX Companies, Inc. dated as of September 8, 2006 (as subsequently amended and in effect on the date hereof, the “Agreement”). The following changes to the Agreement are hereby proposed:
     1. In Section 5(a), replace the portion of the first sentence that precedes clause (i) with the following: “Certain Terminations Prior to the End Date. If the Employment Period shall have terminated prior to the End Date by reason of (I) death or Disability of Executive, (II) termination by the Company for any reason other than Cause or (III) a Constructive Termination, then all compensation and benefits for Executive shall be as follows:”
     2. In Section 5(a), revise clause (i) by replacing “a period of eighteen (18) months” with “a period of twenty-four (24) months”.
     3. In Section 5(a), revise clause (ii) to read in its entirety as follows:
     “(ii) If Executive elects so-called “COBRA” continuation of group health plan coverage provided pursuant to Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended, there shall be added to the amounts otherwise payable under Section 5(a)(i) above, during the continuation of such coverage, an amount (grossed up for federal and state income taxes) equal to the participant cost of such coverage, except to the extent that Executive shall obtain no less favorable coverage from another employer or from self-employment in which case such additional payments shall cease immediately.”
     4. In Section 5(a), revise clause (iv) to read in its entirety as follows:
     “(iv) For any MIP performance period in which Executive participates that begins before and ends after the Date of Termination, and at the same time as other MIP awards for such performance period are paid, but in no event later than by the 15th day of the third month following the close of the fiscal year to which such MIP award relates, the Company will pay to Executive or his legal representative, without offset for compensation earned from other employment or self-employment, an amount equal to (A) the MIP award, if any, that Executive would have earned and been paid had he continued in office through the end of such fiscal year, determined without regard to any adjustment for individual performance factors, multiplied by (B) a fraction, the numerator of which is three hundred and sixty-five (365) plus the number of days during such fiscal year prior to termination, and the denominator of which is seven hundred and thirty (730); provided, however, that if the Employment Period shall have terminated by reason of Executive’s death or Disability, this clause (iv) shall not apply and Executive instead shall be entitled to the MIP benefit described in Section 5(a)(viii) below; and further provided, that if Executive is a Specified Employee at the relevant time, the amounts described in this clause (iv) shall be paid not sooner than six (6) months and one day after termination.”

     5. In Section 5(a), renumber existing clauses (v) et seq. as clauses (vi) et seq. and insert a new clause (v) to read in its entirety as follows:
     “(v) For each LRPIP cycle in which Executive participates that begins before and ends after the Date of Termination, and at the same time as other LRPIP awards for such cycle are paid, but in no event later than by the 15th day of the third month following the close of the last of the Company’s fiscal years in such cycle, the Company will pay to Executive or his legal representative, without offset for compensation earned from other employment or self-employment, an amount equal to (A) the LRPIP award, if any, that Executive would have earned and been paid had he continued in office through the end of such cycle, determined without regard to any adjustment for individual performance factors, multiplied by (B) a fraction, the numerator of which is the number of full months in such cycle completed prior to termination of employment and the denominator of which is the number of full months in such cycle; provided, that if Executive is a Specified Employee at the relevant time, the amounts described in this clause (v) shall be paid not sooner than six (6) months and one day after termination.”
     6. In Section 5(a), revise clause (viii) (as previously redesignated pursuant to paragraph 5 above) by replacing “the amount payable under Section 5(a)(iv)(A) above” with “other MIP awards for such performance period are paid”.
     7. In Exhibit A, revise the second sentence of subsection (g) by replacing the portion of the sentence preceding clause (I) with the following:
“For purposes of this definition, termination for “good reason” shall mean the voluntary termination by Executive of his employment within one hundred and twenty (120) days after the occurrence without Executive’s express written consent of any one of the events described below, provided, that Executive gives notice to the Company within sixty (60) days of the first occurrence of any such event or condition, requesting that the pertinent event or condition described therein be remedied, and the situation remains unremedied upon expiration of the thirty (30)-day period commencing upon receipt by the Company of such notice:”
     8. In Exhibit A, revise subsection (g) by removing the following from clause (I): “, other than an insubstantial and inadvertent action which is remedied by the Company promptly after receipt of notice thereof given by Executive”.
     9. In Exhibit A, revise subsection (g) by removing clause (VIII) and revising clause (VII) by replacing “; or” with “.”.
     10. In Exhibit A, renumber existing subsections (i) et seq. as subsections (j) et seq. and insert a new clause (i) to read in its entirety as follows:
     “(i) “Constructive Termination” means a termination of employment by Executive occurring within one hundred twenty (120) days of a requirement by the Company that Executive relocate, without his prior written consent, more than forty (40) miles from the current corporate headquarters of the Company, but only if (i) Executive shall have given to the Company notice of intent to terminate within sixty (60) days following notice to Executive of such required relocation and (ii) the Company shall have failed, within thirty (30) days thereafter, to withdraw its notice requiring Executive to relocate. For purposes of the preceding sentence, the one hundred twenty (120) day period shall commence upon the end of the thirty (30)-day cure period, if the Company fails to cure within such period.”

     11. In Exhibit A, remove subsection (o) (as previously redesignated pursuant to paragraph 10 above) in its entirety, renumber existing subsections (p) et seq. as subsections (o) et seq., remove “Incapacity,” from the first sentence of subsection (d), and remove “,Incapacity” from the first sentence of subsection (g).
     12. In Exhibit B, revise subsection (a) by replacing “Item 1(a) of the Current Report on Form 8-K pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934” with “Item 5.01 of the Current Report on Form 8-K (as amended in 2004) pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934”.
     13. In Exhibit B, revise subsections (b) and (c) of the definition of “Change of Control” by replacing, in both subsections, “at least 1/4 of the Company’s Board of Directors” with “a majority of the Company’s Board of Directors”.
     14. In Exhibit B, revise subsection (d) of the definition of “Change of Control” to read entirely as follows:
     “(d) the Company executes an agreement of acquisition, merger or consolidation which contemplates that (i) after the effective date provided for in the agreement, all or substantially all of the business and/or assets of the Company shall be owned, leased or otherwise controlled by another Person and (ii) individuals who are directors of the Company when such agreement is executed shall not constitute a majority of the board of directors of the survivor or successor entity immediately after the effective date provided for in such agreement; provided, however, that unless otherwise determined by the Committee, no transaction shall constitute a Change of Control if, immediately after such transaction, Executive or any Executive Related Party shall own equity securities of any surviving corporation (“Surviving Entity”) having a fair value as a percentage of the fair value of the equity securities of such Surviving Entity greater than 125% of the fair value of the equity securities of the Company owned by Executive and any Executive Related Party immediately prior to such transaction, expressed as a percentage of the fair value of all equity securities of the Company immediately prior to such transaction (for purposes of this paragraph ownership of equity securities shall be determined in the same manner as ownership of Common Stock); and provided, further, that, for purposes of this paragraph (d), a Change of Control shall not be deemed to have taken place unless and until the acquisition, merger, or consolidation contemplated by such agreement is consummated (but immediately prior to the consummation of such acquisition, merger, or consolidation, a Change of Control shall be deemed to have occurred on the date of execution of such agreement).”
     15. In Exhibit C, revise the last sentence of Section C.1(a) to read in its entirety as follows: “If the Change of Control Termination occurs in connection with a Change of Control that is not a Change in Control Event, the amount described in subsection (a)(i) above shall be paid, except as otherwise required by Section 11 of the Agreement, in the same manner as it would have been paid in the case of a termination by the Company other than for Cause under Section 5(a), and in lieu of the MIP and LRPIP benefits described in Section C.2, Executive shall be entitled to the MIP and LRPIP benefits, if any, described in Section 5(a)(iv) and Section 5(a)(v) of the Agreement, payable in accordance with such Sections.”
     16. In Exhibit C, revise Section C.2 to read in its entirety as follows:
     “C.2. Incentive Benefits Upon a Change of Control. Within thirty (30) days following a Change of Control that is also a Change in Control Event, whether or not Executive’s employment has terminated or been terminated, the Company shall pay to Executive, in a lump sum, the sum of (i) and (ii), where:

     (i) is the sum of (A) the “Target Award” under MIP or any other annual incentive plan which is applicable to Executive for the fiscal year in which the Change of Control occurs, plus (B) an amount equal to such Target Award prorated for the period of active employment during such fiscal year through the Change of Control, plus (C) any unpaid amounts to which Executive is entitled under MIP with respect to any fiscal year completed prior to the Change of Control; and
     (ii) the sum of (A) for Performance Cycles not completed prior to the Change of Control, an amount with respect to each such cycle equal to the maximum Award under LRPIP specified for Executive for such cycle, plus (B) any unpaid amounts owing with respect to LRPIP cycles completed prior to the Change of Control.
If the Change of Control is not also a Change in Control Event, for the avoidance of doubt, Executive shall continue to participate in MIP and LRPIP (or such other incentive plans, if any, in which Executive was participating) in accordance with their terms, subject to Section C.1. above, and shall not be entitled to the supplemental or accelerated payments described in Section C.2.(i) and Section C.2.(ii) above.”
     17. In Exhibit C, revise Section C.3 to read in its entirety as follows:
     “C.3. Payment Adjustment. Payments under Section C.1. and Section C.2. of this Exhibit shall be made without regard to whether the deductibility of such payments (or any other payments or benefits to or for the benefit of Executive) would be limited or precluded by Section 280G of the Code (“Section 280G”) and without regard to whether such payments (or any other payments or benefits) would subject Executive to the federal excise tax levied on certain “excess parachute payments” under Section 4999 of the Code (the “Excise Tax”); provided, that if the total of all payments to or for the benefit of Executive, after reduction for all federal taxes (including the excise tax under Section 4999 of the Code) with respect to such payments (“Executive’s total after-tax payments”), would be increased by the limitation or elimination of any payment under Section C.1. or Section C.2. of this Exhibit, or by an adjustment to the vesting of any equity-based awards that would otherwise vest on an accelerated basis in connection with the Change of Control, amounts payable under Section C.1. and Section C.2. of this Exhibit shall be reduced and the vesting of equity-based awards shall be adjusted to the extent, and only to the extent, necessary to maximize Executive’s total after-tax payments. Any reduction in payments or adjustment of vesting required by the preceding sentence shall be applied, first, against any benefits payable under Section C.1(a)(i) of this Exhibit, then against any benefits payable under Section C.2. of this Exhibit, then against the vesting of any performance-based restricted stock awards that would otherwise have vested in connection with the Change of Control, then against the vesting of any other equity-based awards, if any, that would otherwise have vested in connection with the Change of Control, and finally against all other payments, if any. The determination as to whether Executive’s payments and benefits include “excess parachute payments” and, if so, the amount and ordering of any reductions in payment required by the provisions of this Section C.3. shall be made at the Company’s expense by PricewaterhouseCoopers LLP or by such other certified public accounting firm as the Committee may designate prior to a Change of Control (the “accounting firm”). In the event of any underpayment or overpayment hereunder, as determined by the accounting firm, the amount of such underpayment or overpayment shall forthwith and in all events within thirty (30) days of such determination be paid to Executive or refunded to the Company, as the case may be, with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.”
     18. In Exhibit C, revise Section C.4 by removing the following: “and C.3., ”.

If the foregoing proposed changes to the Agreement are acceptable to you, please so indicate in the space indicated below, whereupon the Agreement, as previously modified, will be deemed amended, effective February 1, 2009, to incorporate the changes set forth above and, except as so amended or as previously modified, the Agreement will continue in effect in accordance with its terms.

THE TJX COMPANIES, INC.
By:	/s/ Carol Meyrowitz

Date:	4/21/2009

Agreed:
/s/ Ernie Herrman

Ernie Herrman